Exhibit 12


               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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

                                                                          Year Ended 30 September
                                                       ---------------------------------------------------------------
                                                        1996          1997          1998          1999          2000
                                                       ------        ------        ------        ------        -------
                                                                           (Millions of dollars)
Earnings:
Income before extraordinary item and
  the cumulative effect of accounting
  changes:                                            $416.4        $429.3        $546.8        $450.5        $124.2

Add (deduct):
  Provision for income taxes                           195.5         203.4         280.9         209.5          (7.5)

  Fixed charges, excluding capitalized
    interest                                           184.0         233.0         202.8         194.4         232.6

  Capitalized interest amortized during
    the period                                           9.4           8.3           7.4           6.1           6.6

  Undistributed earnings of less-than-
    fifty-percent-owned affiliates                     (40.6)        (31.1)        (25.3)        (44.5)        (32.1)
                                                     --------      --------    ----------      --------      --------
  Earnings, as adjusted                               $764.7        $842.9      $1,012.6        $816.0        $323.8
                                                     ========      ========    ==========      ========      ========

Fixed Charges:

Interest on indebtedness, including
  capital lease obligations                           $171.7        $217.8        $186.7        $175.4        $210.3

Capitalized interest                                    20.0          20.9          18.4          24.7          19.7

Amortization of debt discount premium
   and expense                                           1.5           1.8           1.9           1.3           3.1

Portion of rents under operating leases
   representative of the interest factor                10.8          13.4          14.2          17.7          19.3
                                                     --------      --------    ----------      --------      --------
    Fixed charges                                     $204.0        $253.9        $221.2        $219.1        $252.4
                                                     ========      ========    ==========      ========      ========

Ratio of Earnings to Fixed Charges:                      3.7           3.3           4.6           3.7           1.3
                                                     ========      ========    ==========      ========      ========
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